Exhibit 99.1

                            [Henry Schein Letterhead]

                                        FOR:      Henry Schein, Inc.
                                        CONTACT:  Steven Paladino
                                                  Senior Vice President and
                                                  Chief Financial Officer
                                                  (516) 843-5500

                                                  Susan Vassallo
                                                  Manager, Investor
                                                  and Public Relations
                                                  (516) 843-5562
                                                  svassa@henryschein.com

FOR IMMEDIATE RELEASE
                                                  Investor Relations:
                                                  Robert P. Jones/Jill Ruja
                                                  Press:  Stacy Berns
                                                  Morgen-Walke Associates
                                                  (212) 850-5600

             HENRY SCHEIN COMMENTS ON MANUFACTURER'S PRODUCT RECALL

     Melville, NY - February 4, 1999 -- Henry Schein, Inc. (Nasdaq:HSIC)reported today that Novocol Pharmaceutical of Canada, Inc., (Novocol), an affiliated company in which it owns a non-controlling interest, is conducting a further voluntary recall of its dental anesthetic products that began on January 11, 1999. This recall consists of approximately 230 batches sold by Novocol in 1997 and 1998 under its name and private labels. Novocol products are distributed in the United States by dental product dealers, including Henry Schein.

     Novocol initiated the second recall as a result of discussions concluded today between Novocol and the United States Food and Drug Administration (FDA). Novocol has advised Henry Schein that it is cooperating with the FDA to resolve the issues that led to the recalls as quickly as possible, however, it is unable to estimate how long this will take. Pending such resolution, Novocol has suspended production of the products. As previously reported, the FDA has raised questions regarding Novocol's compliance with current Good Manufacturing Practices (cGMP's).

     Henry Schein has previously reported that its equity in earnings of this unconsolidated affiliate is estimated at $1.6 million for 1998. In addition, Novocol products represent approximately $15 million of Henry Schein's estimated sales for 1998, or less than one percent of 1998 sales. Henry Schein is currently in the process of determining the potential financial impact of this matter on its equity and sales, as well as recall costs as a distributor.


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     Henry Schein,  Inc. is the largest  distributor of healthcare  products and services to office- based healthcare practitioners, including dental practices and laboratories, physician practices and veterinary clinics. The Company, recognized for its excellent customer service and low prices, serves more than 250,000 customers worldwide. Henry Schein's world headquarters are in Melville,
N.Y.   For   more    information,    visit   the   Henry   Schein   website   at
http://www.henryschein.com.

     Certain information contained herein includes information that is forward looking. The matters referred to in forward looking statements may be affected by the risks and uncertainties involved in the Company's business. The forward looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.



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